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                  June 7, 2021

       Keeren Shah
       Finance Director
       AccuStem Sciences Ltd
       107 Cheapside, 9th Floor
       London EC2V 6DN United Kingdom

                                                        Re: AccuStem Sciences
Ltd
                                                            Registration
Statement on Form 20-F
                                                            Filed March 12,
2021
                                                            File No. 000-56257

       Dear Ms. Shah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Life Sciences
       cc:                                              Jeffrey Fessler, Esq.